Exhibit (a)(4)

TERMINATION OF TENDER OFFER:

Up to 5,000,000 Shares of common stock of

HEALTHCARE TRUST, INC.
at a price of $8.61 per Share
by: Comrit Investments 1, Limited Partnership

Comrit Investments 1, Limited Partnership (“Comrit”) hereby announces the termination of its previously announced tender offer to purchase for cash up to 5,000,000 shares of common stock (“Shares”) of Healthcare Trust, Inc. at a price of $8.61 per Share (the “Tender Offer”). Comrit is terminating the Tender Offer due to the mandatory halts in trading on the New York Stock Exchange on March 9, 2020 and March 16, 2020, which Comrit believes constituted a “general suspension of trading” for purposes of the condition to the Tender Offer described in Section 12(d) of Comrit’s Offer to Purchase related to the Tender Offer.

Any of the Shares that have been tendered in the Tender Offer to date were not accepted for purchase and no consideration was paid or is payable to holders thereof. Any Shares tendered and not accepted for purchase as a result of the termination will be returned promptly to the tendering shareholder.

Any questions regarding the termination of the tender offer should be directed to Central Trade and Transfer, LLC, an affiliate of Orchard Securities, LLC, Member FINRA/SIPC (“CTT”), at 1-800-327-9990, by mail to 365 S. Garden Grove Lane, Suite 100, Pleasant Grove, Utah 84062, Attn: Comrit Investments 1, LP, or by email to offer@cttauctions.com.

This announcement is neither an offer to buy nor a solicitation of an offer to sell securities.

Cautionary Note Regarding Forward-Looking Statements:

This press release may contain forward-looking statements. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes” or “estimates” and variations or similar expressions. These statements are based upon the current expectations and beliefs of Comrit’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Comrit undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.